EXHIBIT 10.1

2001 CONSULTANT
STOCK COMPENSATION PLAN

I.  PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Dealcheck.Com Inc. by allowing the Company to compensate consultants and contractors who have provided bona fide services to the Company, through the award of Common Stock of the Company.

II.  DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1.  "Award" means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2.  "Board of Directors" means the Board of Directors of the Company.

3.  "Common Stock" means the Common Stock of the Company.

4.  "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

5.  "Consultant" and "Contractor" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company.

III.  EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is November 1, 2001.

IV.  ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V.  STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 10,000,000 shares which number represents 10,000,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

[Note: subsequent to the adoption of the Plan, the Company has effected a 1-for-7 combination of its Common Stock, the effect of which is to reduce the 10,000,000 shares above to 1,428,571 shares.]

VI.  PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Consultants and Contractors.

VII.  GRANTS OF AWARDS.
Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Consultants and Contractors Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Consultant and Contractor will relate, and the terms and conditions upon which an Award may be issued

(including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder, or under the rules and regulations of the Securities Act (Ontario).

VIII.  DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.  RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Consultant and Contractor the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Consultant and Contractor or to terminate any consulting relationship at any time.

X.  LAWS AND REGULATIONS.

1.  The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2.  This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI.  TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII.  DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

DATED NOVEMBER 1, 2001

DEALCHECK.COM INC.

Per: /s/ Terence Robinson
Terence Robinson
Chief Executive Officer

Per: /s/ Kamlesh Shah
Kamlesh Shah
Chief Financial Officer